March 4, 2009
Salt Lake City, Utah

$800,000

PROMISSORY NOTE

For Value Received, receipt of which the undersigned hereby acknowledges, the undersigned, **Wren, Inc** ("**Borrower**"), hereby promises to pay to **Nextfitness, Inc.** ("**Lender**"), the principal sum of $800,000 dollars according to the following terms and conditions:

1. **Interest**. The principal sum of this Note shall bear simple interest at the rate of ten percent (10%) per annum.

2. **Payment**. All payments of principal and interest shall be in lawful money of the United States of America. Payments shall be made as follows: $25,000 as of May 31, 2009; $25,000 as of June 30, 2009; and $50,000 per month at the end of every month thereafter until a final payment has been made. The entire outstanding principal and interest balance shall become due and payable on demand of the Lender. This Note is full recourse.

3. **Application of Payments**. All payments shall be applied first to accrued interest and thereafter to outstanding principal.

4. **Prepayment**. This Note may be prepaid without penalty, in full or in part, at any time.

5. **Governing Law**. This Note shall be governed by and construed under the laws of the State of Utah as applied to agreements between Utah residents entered into and to be performed entirely within Utah.

6. **Enforcement**. Borrower shall be liable for any and all costs of the Lender in enforcing payment of this Note, including attorney's fees.

7. **Waiver**. Borrower hereby waives demand, protest, dishonor, presentment and notice of non-payment.

Borrower

Wren, Inc

Teri Sundh, CEO